UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/14/2009

DISCOVER FINANCIAL SERVICES
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33378

Delaware	36-2517428
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015
(Address of principal executive offices, including zip code)

(224) 405-0900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On January 14, 2009, Discover Financial Services (the "Company") received preliminary approval from the U.S. Department of the Treasury (the "U.S. Treasury") to participate in the U.S. Treasury's Capital Purchase Program (the "Program"), subject to standard closing conditions. The Company expects to issue and sell to the U.S. Treasury shares of preferred stock and warrants to purchase shares of common stock of the Company in accordance with the terms of the Program for an aggregate purchase price of approximately $1.2 billion.

In connection with participating in the Program, the Company intends to become a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. As previously announced, the Company's application to become a bank holding company was approved by the U.S. Federal Reserve on December 19, 2008. Management believes that the existing capital levels of the Company satisfy the Federal Reserve definition of a "well-capitalized" bank holding company. Receipt of funds under the Progam would enhance existing capital levels.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. These forward-looking statements speak only as of the date of this Report, and there is no undertaking to update or revise them as more information becomes available. Factors that could cause the Company's actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's receipt of final approval from the U.S. Treasury to participate in the Program, the Company's ability to complete the issuance of shares of preferred stock and warrants to the U.S. Treasury under the Program and the Company's results, performance and events. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the year ended November 30, 2007 and the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 2008 and August 31, 2008, filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Date: January 15, 2009	By:	/s/ Christopher Greene
Christopher Greene
Assistant Secretary